Filed Pursuant to Rule 424(b)(2)

Registration No. 333-103973

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 4, 2003)

$600,000,000

Carolina Power & Light Company d/b/a

Progress Energy Carolinas, Inc.

First Mortgage Bonds

$400,000,000 5.125% Series due 2013

$200,000,000 6.125% Series due 2033

The 2013 bonds will mature on September 15, 2013 and the 2033 bonds will mature on September 15, 2033. We will pay interest on the bonds of each series on March 15 and September 15 of each year, commencing March 15, 2004. We may redeem some or all of the bonds of each series at any time and from time to time, at our option, at the make-whole redemption price for that series as described in this prospectus supplement under “Certain Terms of the Bonds—Optional Redemption.”

The bonds of each series are secured by the lien of our mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding, including those issued to secure our pollution control obligations and our senior notes. The lien of our mortgage is discussed under “Description of First Mortgage Bonds—Security” in the accompanying prospectus. The bonds are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.

We do not intend to list the bonds of either series on any securities exchange or to include them in any automated quotation system.

Investing in our bonds involves risks. See “ Risk Factors” on page S-6 of this prospectus supplement.

	Per 2013 Bond	Total	Per 2033 Bond	Total
Public offering price (1)	99.105%	$396,420,000	98.448%	$196,896,000
Underwriting discount	0.650%	$2,600,000	0.875%	$1,750,000
Proceeds to us before expenses (1)	98.455%	$393,820,000	97.573%	$195,146,000

(1)	Plus accrued interest, if any, from September 11, 2003, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The bonds of each series are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company against payment in New York, New York on or about September 11, 2003.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan

Deutsche Bank Securities

Scotia Capital

SunTrust Robinson Humphrey

Morgan Stanley

The date of this prospectus supplement is September 8, 2003

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, provides more general information about the first mortgage bonds that we may offer from time to time, some of which may not apply to the bonds we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the bonds varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or the documents incorporated by reference in this document. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the bonds in any jurisdiction where an offer or sale of them is not permitted. The information in this document may only be accurate as of the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Carolina Power & Light Company,” “Progress Energy Carolinas,” “we,” “us,” and “our,” or similar terms, are to Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. In this prospectus supplement, references to “2013 bonds” are to the 5.125% First Mortgage Bonds due September 15, 2013, and references to “2033 bonds” are to the 6.125% First Mortgage Bonds due September 15, 2033. References in this prospectus supplement to “bonds” are to the 2013 bonds and the 2033 bonds, collectively.

ii

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

We have included in this document, and in the documents incorporated by reference into this document, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this document and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, objectives, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Many, but not all of the factors that may impact actual results are discussed under the heading “Safe Harbor For Forward-Looking Statements” in the accompanying prospectus and under the heading “Carolina Power & Light Company Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this document and under the “Risk Factors” section contained in this prospectus supplement. You should carefully read these sections. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the financial statements and other documents incorporated by reference. You should carefully read the “Risk Factors” sections which are contained in this prospectus supplement and in our Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this document, to determine whether an investment in our bonds is appropriate for you.

Progress Energy Carolinas

We are a public service corporation primarily engaged in the generation, transmission, distribution and sale of electricity within an approximately 34,000 square mile service area covering portions of North Carolina and South Carolina with a population of approximately 4.0 million.

At June 30, 2003, we billed approximately 1.3 million customers. For the six months ended June 30, 2003, approximately 35% of our electric revenues were derived from residential customers, 23% from commercial customers, 21% from wholesale customers, 17% from industrial customers, 2% from municipal customers and 2% from other types of customers.

At June 30, 2003, we had an installed generating capacity of 12,400 megawatts, including 680 megawatts of jointly-owned generating capacity, through a system of 18 power plants. Over the twelve months ended June 30, 2003, our energy supply consisted of 49% coal, 39% nuclear, 8% purchased power, 3% gas and oil and 1% hydroelectric.

Recent Developments

Ratings Agency Action by Standard & Poor’s

On August 29, 2003, Standard & Poor’s Ratings Services, or S&P, announced that it downgraded the corporate credit rating of our parent, Progress Energy, Inc. to “BBB” (stable outlook) from “BBB+” (negative outlook). S&P also lowered Progress Energy Inc.’s senior unsecured debt rating from “BBB” to “BBB-”. Progress Energy, Inc.’s “A-2” short-term credit rating was affirmed. S&P’s consolidated ratings methodology directly links the ratings of a utility subsidiary to the credit ratings of its parent holding company. Accordingly, our corporate credit, senior secured debt, including our first mortgage bonds, and unsecured debt credit ratings were also downgraded to “BBB” (stable outlook). Our “A-2” commercial paper credit rating was affirmed.

We do not expect these ratings actions to have a material impact on our access to capital. However, any downgrade could increase our borrowing costs. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities and that each rating should be evaluated independently of any other rating. For more information regarding the possible impact of a ratings downgrade, please read the “Risk Factors” section of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2002.

South Carolina Easement Litigation

On August 21, 2003, we were served as a co-defendant (along with two other electric utilities operating in South Carolina) in a purported class action lawsuit seeking damages for the alleged improper use of electric transmission easements. The plaintiffs contend that the licensing of attachments on electric utility poles, towers and other facilities to non-utility third parties constitutes a trespass. The plaintiffs have not asserted a dollar amount for their damage claims. We are still reviewing the complaint and have not filed a response with the court. The court has not yet held any hearings or made any rulings in this case. We cannot predict the outcome of any future proceedings in this case.

SUMMARY OF THE OFFERING

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the bonds, see “Certain Terms of the Bonds” beginning on page S-9 and “Description of First Mortgage Bonds” beginning on page S-14 of this prospectus supplement and page 6 of the accompanying prospectus.

Issuer	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. The bonds are not obligations of, nor guaranteed by, Progress Energy, Inc.

Bonds	We are offering $600,000,000 aggregate principal amount of first mortgage bonds in two series.

2013 Bonds	$400,000,000 aggregate principal amount. Interest Rate: 5.125% per year. Maturity Date: September 15, 2013.

2033 Bonds	$200,000,000 aggregate principal amount. Interest Rate: 6.125% per year. Maturity Date: September 15, 2033.

Interest Payment Dates	Interest on each series of the bonds will be payable semi-annually in arrears on March 15 and September 15, commencing March 15, 2004, to holders of record on March 5 and September 5, as applicable.

Optional Redemption	We may redeem some or all of the bonds of each series at any time and from time to time, at our option, at the make-whole redemption prices for that series described under “Certain Terms of the Bonds—Optional Redemption.”

Ranking	The bonds of each series will be secured by the lien of the Mortgage, as defined in the accompanying prospectus, and will rank equally with all other outstanding first mortgage bonds, including those issued to secure our pollution control obligations and our senior notes. At June 30, 2003, we had outstanding approximately $2.1 billion in aggregate principal amount of first mortgage bonds, approximately $1.4 billion of which were issued to secure certain pollution control obligations and senior notes. On August 15, 2003, we redeemed $100 million aggregate principal amount of our first mortgage bonds.

Sinking Fund	There is no sinking fund for either series of the bonds.

Issuance of Additional First Mortgage Bonds	As of June 30, 2003, we could issue additional first mortgage bonds under the Mortgage in amounts equal to approximately (i) $3.3 billion based upon property additions ($2.7 billion after giving effect to this offering) and (ii) $1.8 billion based upon retirements of previously issued first mortgage bonds.

Further Issues of the Bonds	Initially, the 2013 bonds will be limited to $400,000,000 aggregate principal amount and the 2033 bonds will be limited to $200,000,000 aggregate principal amount. We may, subject to the provisions of the Mortgage, “reopen” each series of bonds and issue additional bonds of each series, without the consent of the holders of the bonds.

Amendments to the Mortgage

We are amending the Mortgage to eliminate the requirement that we make payments into a Maintenance and Replacement Fund. For additional information, see “Description of First Mortgage Bonds—Maintenance and Replacement Fund Amendments.”

We are amending the Mortgage to reduce the consent required to modify certain bondholders’ rights from 70% to 66 2/3%. For additional information, see “Description of First Mortgage Bonds—Bondholder Meeting and Consent Amendments.”

We are also reserving the right to amend certain provisions of the Mortgage at our sole discretion and without the consent of the holders of the 2013 bonds or the 2033 bonds. The underwriters, as initial holders of the bonds are irrevocably consenting to these reserved amendments to the Mortgage. Such consents will be binding on all subsequent purchasers, including those that purchase directly from the underwriters. For additional information, see “Description of First Mortgage Bonds—Reservation of Rights to Amend the Mortgage.”

Use of Proceeds	We expect to use the net proceeds from the sale of the bonds of approximately $588.3 million, after deducting underwriting discounts and estimated offering expenses, as follows: (i) $470.2 million to reduce the balance of our outstanding commercial paper; (ii) $49.4 million to reduce the outstanding balance of our notes payable to affiliated companies, which notes represent our borrowings under an internal money pool operated by our parent, Progress Energy, Inc.; and (iii) $68.7 million will be loaned to the internal money pool, creating a net receivable from affiliated companies position in the money pool. For additional information, see “Use of Proceeds.”

Ratings	The bonds are expected to be assigned ratings of “A3” (stable outlook) by Moody’s Investors Service, Inc. and “BBB” (stable outlook) by Standard & Poor’s Ratings Services. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the bonds. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change.

SUMMARY FINANCIAL INFORMATION

In the table below, we provide you with our summary financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this document. See “Documents Incorporated by Reference” on page S-17 of this prospectus supplement and “Where You Can Find More Information” on page 3 of the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(In millions)
Income Statement Data:
Operating revenues	$1,747.5	$1,653.0	$3,553.8	$3,360.2	$3,528.4
Operating income	440.2	403.2	855.2	976.0	738.9
Net interest charges	96.1	112.0	211.5	241.4	222.1
Net income	223.9	216.3	430.9	364.2	461.0

Balance Sheet Data (end of period):
Total assets	9,788.1	9,045.6	8,974.7	9,258.7	9,266.1
Total debt(a)	3,330.2	3,363.7	3,486.2	3,606.8	3,620.0

Other Data:
Ratio of earnings to fixed charges(b)	4.19x	3.16x	3.68x	3.14x	3.99x
Capital expenditures	$258.5	$333.3	$624.2	$824.0	$822.0

(a)	Includes notes payable to affiliated companies, which totaled $49.4 million, $11.5 million and $47.9 million at June 30, 2003, June 30, 2002 and December 31, 2001, respectively. Notes payable to affiliated companies represents our net position from our participation in an internal money pool operated by our parent, Progress Energy, Inc.
(b)	Ratios for the periods ended June 30 represent the ratios for the twelve-month periods ending on those dates. Ratios for the twelve months ended June 30, 2002 and the years ended December 31, 2002, and December 31, 2001, include impairment and other pre-tax charges of $156.7 million, $133.3 million and $156.7 million, respectively, related to Caronet Inc.’s telecommunications assets and our investment in Interpath Communications, Inc. We define “earnings” as income before income taxes plus fixed charges and “fixed charges” as the sum of interest on long-term debt, other interest, amortization of debt discount and expense and an imputed interest factor included in rentals.

RISK FACTORS

General

Investing in our securities involves risks that could affect us and our business as well as the energy industry generally. Please see the risk factors described below and in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this document. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this document. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed below and therein and the other information in this document, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

Updated Risk Factor

On August 11, 2003, we filed a Form 10-K/A to reclassify approximately $243.7 million from operating activities to investing activities on our consolidated statement of cash flows for the year ended December 31, 2002. Since our net cash flow from operations was reduced by approximately $243.7 million, we are revising the following risk factor previously contained in our Form 10-K for the year ended December 31, 2002.

Our business is dependent on our ability to successfully access capital markets. Our inability to access capital may limit our ability to execute our business plan, or pursue improvements and make acquisitions that we may otherwise rely on for future growth.

We rely on access to both short-term money markets and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from our operations. Our net cash flow from operations funded approximately 158% of our capital requirements for the year ended December 31, 2002. If we are not able to access capital at competitive rates, our ability to implement our business operations will be adversely affected. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

•	an economic downturn;

•	a ratings downgrade of Progress Energy, Inc.;

•	the bankruptcy of an unrelated energy company;

•	capital market conditions generally;

•	market prices for electricity;

•	terrorist attacks or threatened attacks on our facilities or those of unrelated energy companies; or

•	the overall health of the utility industry.

Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our actual and adjusted capitalization and short-term debt as of June 30, 2003. The adjusted amounts reflect the receipt of net proceeds from the sale of the bonds of approximately  $588.3 million, after deducting underwriting discounts and estimated offering expenses, and the application of such proceeds as set forth herein under the caption “Use of Proceeds.”

	As of June 30, 2003
	Actual	Ratio	Adjusted	Ratio
	(Dollars in Millions)
Short-term Debt
Commercial Paper (a)	$363.9	5.6%	$—	—%
Current Portion of Long-term Debt (b)	400.0	6.1%	300.0	4.5%
Notes Payable to Affiliated Companies (c)	49.4	0.8%	—	—%
Long-term Debt
First Mortgage Bonds (d)	1,707.8	26.2%	2,307.8	34.9%
Other Long-term Debt (e)	809.1	12.4%	802.4	12.1%

Total Debt	3,330.2	51.1%	3,410.2	51.5%
Preferred Stock—Not Subject to Mandatory Redemption	59.3	0.9%	59.3	1.0%
Common Stock	3,135.7	48.0%	3,135.7	47.5%

Total Capitalization and Short-term Debt	$6,525.2	100.0%	$6,605.2	100.0%

(a)	Adjusted amount reflects an increase of approximately $106.3 million in connection with the redemption of $100 million aggregate principal amount of our 6 7/8% First Mortgage Bonds due 2023 at 102.84% of the principal amount thereof plus accrued interest, and subsequent payoff of the resulting $470.2 million outstanding balance with the proceeds from this offering.
(b)	Amount classified as current portion of long-term debt on our balance sheet includes $400 million of first mortgage bonds (of which $100 million were redeemed through commercial paper borrowings on August 15, 2003, $150 million matures on January 15, 2004 and $150 million matures on April 15, 2004). Adjusted amount reflects the redemption of $100 million aggregate principal amount of our 6 7/8% First Mortgage Bonds due 2023 on August 15, 2003.
(c)	Represents our net position at June 30, 2003 from our participation in an internal money pool operated by our parent, Progress Energy, Inc. We participate in the money pool to more effectively utilize cash resources and to reduce outside short-term borrowings. On an adjusted basis, $68.7 million of the net proceeds will be loaned to the internal money pool creating a net receivable position in the money pool. This net position will be reflected as a note receivable from affiliated companies on our consolidated balance sheet.
(d)	Excludes $400.0 million of first mortgage bonds classified as current portion of long-term debt. See note (b) above.
(e)	Decrease in adjusted amount represents the approximately $6.7 million bond discount in connection with this offering.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the bonds of approximately $588.3 million, after deducting underwriting discounts and estimated offering expenses, as follows:

•	$470.2 million to reduce the balance of our outstanding commercial paper, a portion of which was recently incurred to redeem the $100 million aggregate principal amount of our 6 7/8% First Mortgage Bonds due 2023 at a price of 102.84% of the principal amount thereof, plus accrued interest;

•	$49.4 million to reduce the outstanding balance of our notes payable to affiliated companies, which notes represent our borrowings under an internal money pool operated by our parent, Progress Energy, Inc.; and

•	$68.7 million will be loaned to the internal money pool creating a net receivable position in the money pool, which position will be reflected as a note receivable from affiliated companies on our consolidated balance sheet.

As of June 30, 2003, we had an outstanding commercial paper balance of $363.9 million with a weighted-average maturity of approximately 28.5 days and a weighted-average interest rate of approximately 1.325%. As of June 30, 2003, the outstanding balance of our notes payable to affiliated companies was $49.4 million with an average interest rate of 1.467%.

From time to time, we expect to use commercial paper and affiliated borrowings to fund a portion of our ongoing general corporate and liquidity needs, including among other things, to fund all or a portion of the retirement of the $150 million aggregate principal amount of our 5 7/8% First Mortgage Bonds due January 15, 2004 and the $150 million aggregate principal amount of our 7 7/8% First Mortgage Bonds due April 15, 2004.

CERTAIN TERMS OF THE BONDS

We will issue the bonds under a Mortgage and Deed of Trust, dated as of May 1, 1940, with the Bank of New York (formerly Irving Trust Company) (the “Mortgage Trustee”) and Frederick G. Herbst (Douglas J. McInnes, successor), as Trustees. The Mortgage and Deed of Trust is supplemented by supplemental indentures. In the following discussion, we will refer to the Mortgage and Deed of Trust and all indentures supplemental to the Mortgage and Deed of Trust together as the “Mortgage.”

Please read the following information concerning each series of the bonds in conjunction with the statements under “Description of First Mortgage Bonds” herein and in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined in the Mortgage and supplemental indenture governing the bonds or as otherwise provided in the accompanying prospectus.

General

We will initially offer $600,000,000 aggregate principal amount of our first mortgage bonds, consisting of $400,000,000 aggregate principal amount of 2013 bonds and $200,000,000 aggregate principal amount of 2033 bonds. We are issuing each series of the bonds as a new series of first mortgage bonds under our Mortgage. The Seventy-Second Supplemental Indenture, dated as of September 1, 2003, supplements, and will become a part of, the Mortgage and establishes the specific terms of the bonds. Except as provided under “—Basis for Issuance of the Bonds,” we may, at any time, without the consent of the holders of the bonds, reopen this offering and issue additional first mortgage bonds having the same ranking, interest rate, maturity and other terms as the bonds being offered hereby. Any such additional bonds, together with the bonds offered hereby, will be taken to constitute the same series of bonds under the Mortgage.

The bonds are not obligations of, or guaranteed by, Progress Energy, Inc., our corporate parent.

Basis for Issuance of the Bonds

We will issue the bonds under the Mortgage based upon the value of net property additions.

As of June 30, 2003, we could issue under the Mortgage:

•	based upon the value of net property additions, up to approximately $3.3 billion ($2.7 billion after giving effect to this offering) of additional first mortgage bonds; and

•	based upon retirements of previously issued first mortgage bonds, approximately $1.8 billion of additional first mortgage bonds.

For more information, see “Description of First Mortgage Bonds—Issuance of Additional First Mortgage Bonds” in the accompanying prospectus.

Form and Denomination

The bonds of each series will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. The bonds of each series will be issued only in denominations of $1,000 and integral multiples of $1,000. For more information on DTC, see “—The Depositary” below.

Maturity, Interest and Payment

The 2013 bonds will mature on September 15, 2013, and the 2033 bonds will mature on September 15, 2033.

We will pay interest on the 2013 bonds and the 2033 bonds at a rate of 5.125% and 6.125% per year, respectively. Interest on each series of the bonds will accrue from and including the date of original issuance. We will pay interest on the bonds of each series on March 15 and September 15 of each year, beginning March 15, 2004. We will pay interest on the bonds of each series to the person(s) in whose name(s) the bonds of such series are registered at the close of business on the tenth calendar day next preceding the interest payment date (i.e., March 5 and September 5, respectively). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a due date for the payment of interest or principal falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date and until the next business day.

We have agreed to pay interest, to the extent enforceable under law, on any overdue installment of interest on the bonds of each series at a rate of 6% per year.

Ranking and Security

The bonds of each series are secured by the lien of our Mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding, including those issued to secure our senior notes and our pollution control obligations. For more information, see “Description of First Mortgage Bonds—Security” in the accompanying prospectus. At June 30, 2003, we had approximately $2.1 billion aggregate principal amount of first mortgage bonds outstanding (of which, $100.0 million aggregate principal amount were redeemed on August 15, 2003), including $700.0 million aggregate principal amount issued to secure our senior notes and approximately $707.8 million aggregate principal amount issued to secure our pollution control obligations.

Optional Redemption

The bonds of each series may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the bonds then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate applicable to each series of bonds plus 15 basis points in the case of the 2013 bonds and 20 basis points in the case of the 2033 bonds, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“treasury rate,” applicable to each series, means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“comparable treasury issue,” applicable to each series, means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“comparable treasury price,” applicable to each series, means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker,” applicable to each series, means either Banc of America Securities LLC or J.P. Morgan Securities Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer,” applicable to each series, means (1) Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors and (2) any other three primary treasury dealers selected by us after consultation with the independent investment banker, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer.

“reference treasury dealer quotations,” applicable to each series, means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

So long as the bonds of either series are registered in the name of DTC, its nominee or a successor depositary, if we elect to redeem less than all of the bonds of such series, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant, as defined below, in the bonds of such series to be redeemed. At all other times, the Mortgage Trustee shall draw by lot, in such manner as it deems appropriate, the particular bonds of such series, or portions of them, to be redeemed.

Notice of redemption shall be given by mail not less than 30 nor more than 90 days prior to the date fixed for redemption to the holders of bonds of such series to be redeemed, which, as long as the bonds of such series are held in the book-entry only system, will be DTC, its nominee or a successor depositary. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the bonds of such series, or the portions of them so called for redemption, shall cease to accrue. For further information on DTC and its practices, see “—The Depositary” below.

Sinking Fund

The bonds of each series will not be entitled to the benefit of any sinking fund, or to a special redemption by operation of a sinking fund.

The Depositary

DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its Participants, as defined below, deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts. This book-entry system eliminates the need for physical movement of securities certificates.

Participants in DTC include direct participants (“Direct Participants”) and indirect participants (“Indirect Participants,” and, together with Direct Participants, “Participants”). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of bonds under DTC’s system must be made by or through Direct Participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each actual purchaser of bonds (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

To facilitate subsequent transfers, all bonds deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as Cede & Co., as nominee for DTC, is the sole holder of the bonds, the Mortgage Trustee shall treat Cede & Co. as the only holder of the bonds for all purposes, including receipt of all principal of, premium, if any, and interest on such bonds, receipt of notices, and voting and requesting or directing the Mortgage Trustee to take or not to take, or consent to, certain actions.

We, or, at our request, the Mortgage Trustee, will send any redemption notices to DTC. If we redeem less than all of the bonds, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the bonds to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of bonds only at the direction of one or more Direct Participants to whose account interests in the bonds are credited and only in respect of such portion of the aggregate principal amount of the bonds as to which such Direct Participant or Participants has or have given such direction.

Principal of, and premium, if any, and interest payments on the bonds will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with the Direct Participants’ respective holdings shown on DTC’s records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants and not of DTC, the Mortgage Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, premium, if any, and interest to DTC is our responsibility, or the responsibility of the Mortgage Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.

Neither we, the Mortgage Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC’s business, organization and procedures, which is based on information received from sources we believe to be reliable.

The Mortgage provides that if:

•	the depositary gives reasonable notice to us or to the Mortgage Trustee that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Mortgage and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the global bonds will be exchanged for bonds in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Mortgage Trustee the name or names in which the Mortgage Trustee is to register these definitive bonds.

We, the underwriters and the Mortgage Trustee have no responsibility or obligation to DTC Participants or the Beneficial Owners with respect to:

•	the accuracy of any records maintained by DTC or any Participant;

•	the payment by any Participant of any amount due to any Beneficial Owner in respect of the principal of, premium, if any, and interest on, the bonds;

•	the delivery or timeliness of delivery by DTC to any Participant or by any Participant to any Beneficial Owner of any notice that is required or permitted under the terms of the Mortgage; or

•	any other action taken by DTC or its nominee, Cede & Co., as holder of the bonds.

A further description of DTC’s procedures with respect to the bonds is set forth under “Global Securities” in the accompanying prospectus.

DESCRIPTION OF FIRST MORTGAGE BONDS

Maintenance and Replacement Fund Amendments

Pursuant to rights previously reserved, we are amending the Mortgage in the Seventy-Second Supplemental Indenture to eliminate the requirement that we make payments into a Maintenance and Replacement Fund. See “Description of the First Mortgage Bonds—Maintenance and Replacement Fund” in the accompanying prospectus. The Mortgage will still require us to maintain, preserve and keep the mortgaged property in good repair, working order and condition and to spend 15% of our gross operating revenues for maintenance of and replacements for the mortgaged property and certain of our automotive equipment.

Bondholder Meeting and Consent Amendments

Pursuant to rights previously reserved, we are amending the Mortgage in the Seventy-Second Supplemental Indenture to change certain provisions relating to modification of the Mortgage. Previously, certain bondholders’ rights could be modified with the consent of the holders of 70% of the First Mortgage Bonds (and the consent of 70% of the holders of each series affected, if less than all series were affected). The amendments are changing these percentages to 66 2/3%. Other bondholder rights cannot be modified without the consent of that holder. See “Description of the First Mortgage Bonds—Modification of the Mortgage” in the accompanying prospectus.

Reservation of Rights to Amend the Mortgage

We are reserving the right to amend the Mortgage, at our sole discretion, after all first mortgage bonds issued prior to the date of the Seventy-Second Supplemental Indenture are retired or redeemed, without the consent of the holders of the 2013 bonds or the 2033 bonds, for the following purposes:

•	to except from the lien of the Mortgage all property not funded or eligible to be funded under the Mortgage for the issuance of First Mortgage Bonds, the release of property or any other purpose under the Mortgage;

•	to ease the requirements of the net earnings test (see the Section entitled “Issuance of Additional First Mortgage Bonds” in the accompanying prospectus) by allowing the calculation to be made for 12 months within the last 18, rather than the last 15, months;

•	to allow the release of property from the lien of the Mortgage at cost or at the value of the property at the time it became funded property;

•	to simplify the release of unfunded property from the lien of the Mortgage, if after the release we will have at least one dollar ($1) in unfunded property remaining; and

•	to increase the amount of (i) funded property that may be released or retired, or (ii) new bonds issued, on the basis of the retirement of First Mortgage Bonds from 100% to 143% of the principal amount of such retired First Mortgage Bonds.

The underwriters, as the initial holders of the 2013 bonds and the 2033 bonds, are irrevocably consenting to these reserved amendments. Such consents will be binding on subsequent purchasers, including those that purchase directly from the underwriters. The bonds will include an express consent to the reserved amendments and each current and future holder of the bonds shall be deemed to have consented to the reserved amendments. The bonds offered hereby, after the application of the proceeds as provided herein, represent approximately 23% of the bonds then outstanding.

Additionally, in order to effectuate these reserved amendments, we may also solicit consents to these reserved amendments from some or all of the current holders of our first mortgage bonds. We also expect to seek consents from future holders concurrent with the issuance of any new series of first mortgage bonds to such holders.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated September 8, 2003 between us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of the bonds of each series set forth opposite its name below:

	Principal Amount of
Underwriter	2013 Bonds	2033 Bonds
Banc of America Securities LLC	$132,000,000	$66,000,000
J.P. Morgan Securities Inc.	132,000,000	66,000,000
Deutsche Bank Securities Inc.	40,000,000	20,000,000
Scotia Capital (USA) Inc.	34,000,000	17,000,000
SunTrust Capital Markets, Inc.	34,000,000	17,000,000
Morgan Stanley & Co. Incorporated	28,000,000	14,000,000

Total	$400,000,000	$200,000,000

Under the terms and conditions of the underwriting agreement, the obligations of the several underwriters to purchase the bonds offered hereby are subject to certain conditions and the underwriters are committed to take and pay for all the bonds of a series, if any are taken provided, that under certain circumstances relating to a default of one or more underwriters, less than all of the bonds of that series may be purchased.

The underwriters propose to offer the bonds of each series in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement for such series and in part to certain securities dealers at this price less a concession not to exceed 0.400% and 0.500% of the principal amount of the 2013 bonds and the 2033 bonds, respectively. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.250% of the principal amount of each of the 2013 bonds and the 2033 bonds. After the initial public offering, the offering price and other selling terms may be changed by the underwriters.

The bonds constitute new issues of securities with no established trading market. We do not intend to apply for listing of the bonds of either series on any national securities exchange or for quotation through any national quotation system. We have been advised by the underwriters that they intend to make a market in the bonds of each series but are not obligated to do so and may discontinue market making at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for the bonds, that you will be able to sell your bonds at a particular time, or that the prices that you receive when you sell will be favorable.

In connection with the offering of the bonds of any series, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the bonds in the open market for the purpose of pegging, fixing or maintaining the price of the bonds. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the bonds of any series to be higher than would otherwise be the case in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from such underwriters based on transactions such underwriters conduct through the system. Such underwriters will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

The underwriters and certain of their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business for which they have received, and will in the future receive, customary fees. Some of the underwriters or their affiliates are lenders under our revolving credit facility that backs up our commercial paper program. To the extent that 10% or more of the proceeds of this bond offering are used to repay indebtedness owed to affiliates of such underwriters, this offering is made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or contribute to payments that the underwriters may be required to make in respect thereof.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $635,000.

LEGAL MATTERS

Frank A. Schiller, Vice President of Progress Energy Service Company, LLC and counsel to Progress Energy Carolinas, Inc., Hunton & Williams LLP, our outside counsel, and Nelson Mullins Riley & Scarborough, L.L.P., special counsel in the State of South Carolina, will issue opinions about the legality of the offered securities for us. The underwriters will be advised about issues relating to this offering by their legal counsel, Dewey Ballantine LLP of New York, New York. As of August 31, 2003, Mr. Schiller owned 8,724 shares of Progress Energy, Inc. common stock. Mr. Schiller is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this document by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede the information in this document. Our SEC filing number is 1-3382. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Item 9 or Item 12 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, and amendment thereto on Form 10-K/A filed on August 11, 2003.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003.

•	Our Current Reports on Form 8-K filed September 2 and September 8, 2003.

We typically make our SEC filings on a joint basis with Progress Energy, Inc., our direct corporate parent. Any information included in such SEC filings that relates solely to Progress Energy, Inc. is not and shall not be deemed to be incorporated by reference into this document.

You may request a copy of these filings, at no cost, by writing or calling us at the following:

Progress Energy Carolinas, Inc.

c/o Progress Energy, Inc.

Investor Relations

410 South Wilmington Street

Raleigh, North Carolina 27601

Telephone: (800) 662-7232

Prospectus

Carolina Power & Light Company d/b/a

Progress Energy Carolinas, Inc.

$1,500,000,000

First Mortgage Bonds

Senior Notes

Debt Securities

These securities are not obligations of, nor guaranteed by,

Progress Energy, Inc., our corporate parent.

Investing in our securities involves risks. See the “Risk Factors”  section on page 5 of this prospectus.

We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated April 4, 2003

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. We may offer any of the following securities: First Mortgage Bonds, Senior Notes and/or other Debt Securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

OUR COMPANY

We are a public service corporation formed under the laws of North Carolina in 1926. We are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. All of our common stock is held by Progress Energy, Inc., a North Carolina corporation. Effective January 1, 2003, we began doing business under the assumed name Progress Energy Carolinas, Inc. There were no changes to our articles of incorporation and our legal name remains Carolina Power & Light Company.

Our principal executive offices are located at 410 South Wilmington Street, Raleigh, North Carolina 27601. Our telephone number is (919)-546-6111.

Unless the context requires otherwise, references in the prospectus to the terms “we,” “us,” “our” or other similar terms mean Progress Energy Carolinas, Inc.

APPLICATION OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of the offered securities:

•	the construction of new facilities and the maintenance of existing facilities;

•	to finance the future acquisition of other entities or their assets

•	to refund, repurchase, redeem, repay, or retire outstanding short- or long-term indebtedness; and

•	for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in U.S., state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

For the Twelve Month Ended December 31,
2002	2001	2000	1999	1998
3.68x	3.14x	3.99x	4.12x	4.38x

The ratios for the twelve months ended December 31, 2002 and 2001, include impairment and one-time charges of $133.3 million and $156.7 million, respectively, related to Caronet Inc.’s telecommunications assets and our investment in Interpath Communications, Inc.

These computations include us and our subsidiaries, and certain other companies in which we hold an equity interest. We define “earnings” as net income before income taxes plus fixed charges. We define “fixed charges” as the sum of interest on long-term debt, other interest, amortization of debt discount and expense and an imputed interest factor included in rentals.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, current reports, proxy statements, and other information with the SEC. Our SEC filing number is 1-3382. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. The SEC’s public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Additionally, information about us and our SEC filings is available on our web site at http://www.cplc.com. The contents of our web site do not constitute a part of this prospectus or any prospectus supplement hereto.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Items 9 or 12 of any Current Report on Form 8-K.

•	Annual Report on Form 10-K for the year ended December 31, 2002.

•	Our Current Reports on Form 8-K filed January 3, February 18, and April 1, 2003.

We typically make our SEC filings on joint basis with Progress Energy, Inc., our corporate parent. Any information included in such SEC filings that relates solely to Progress Energy, Inc. is not and shall not be deemed to be incorporated by reference into this prospectus or any prospectus supplement.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

Progress Energy Carolinas, Inc.

c/o Progress Energy, Inc.

Investor Relations

410 South Wilmington Street

Raleigh, North Carolina 27601

Telephone: (800) 662-7232

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This prospectus contains, and any supplement hereto will contain, forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have used words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should,” and variations of such words and similar expressions in this prospectus and in the documents incorporated by reference to identify such forward-looking statements. The matters discussed throughout this prospectus and any supplement hereto, including the documents incorporated by reference herein or therein, that are not historical facts are forward-looking and, accordingly, involve estimates, projects, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this prospectus include, but are not limited to, the following:

•	the impact of fluid and complex government laws and regulations, including those relating to the environment;

•	the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets;

•	deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs;

•	the uncertainty regarding the timing, creation and structure of regional transmission organizations;

•	weather conditions that directly influence the demand for electricity and natural gas;

•	recurring seasonal fluctuations in demand for electricity and natural gas;

•	fluctuations in the price of energy commodities and purchased power;

•	economic fluctuations and the corresponding impact on the our commercial and industrial customers;

•	the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks;

•	the impact of any terrorist acts generally and on our generating facilities and other properties;

•	the ability to successfully access capital markets on favorable terms;

•	the impact that increases in leverage may have on us and our ability to maintain our current credit ratings;

•	the impact of derivative contracts we use in the normal course of business;

•	the continued depressed state of the telecommunications industry and our ability to realize future returns from our telecommunications assets; and

•	unanticipated changes in operating expenses and capital expenditures.

These and other factors are detailed from time to time in our SEC filings which are incorporated herein. Many, but not all of the factors that may impact actual results are discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this prospectus. You should carefully read that “Risk Factors” section. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the effect of each such factor on us.

RISK FACTORS

Investing in our securities involves risks that could affect the energy industry, as well as us and our business. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed therein and the other information in this prospectus and any prospectus supplement hereto, as well as the documents incorporated by reference herein or therein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

DESCRIPTION OF THE SECURITIES

This prospectus describes certain general terms of the offered securities. When we offer to sell a particular security, we will describe the specific terms in a prospectus supplement. The securities will be issued under indentures, selected provisions of which we have summarized below. The summary is not complete. The indentures appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we file with the SEC, which are incorporated by reference into this prospectus. You should carefully read the indentures as they, and not this prospectus or any prospectus supplement hereto, govern your rights as a security holder. Capitalized terms used in the following summaries have the meanings specified in the applicable indentures unless otherwise defined below.

DESCRIPTION OF FIRST MORTGAGE BONDS

General

We will issue the First Mortgage Bonds under a Mortgage and Deed of Trust, dated as of May 1, 1940, with The Bank of New York (formerly Irving Trust Company) (the “Mortgage Trustee”) and Frederick G. Herbst (Douglas J. McInnes, successor), as Trustees. The Mortgage and Deed of Trust is supplemented by supplemental indentures. In the following discussion, we will refer to the Mortgage and Deed of Trust and all indentures supplemental to the Mortgage and Deed of Trust together as the “Mortgage.” We will refer to all of our bonds, including those already issued and those to be issued under this shelf registration process or otherwise issued in the future, as “First Mortgage Bonds.” As of the date of this prospectus, we had approximately $2.3 billion aggregate principal amount of First Mortgage Bonds outstanding, including $700 million aggregate principal amount issued to secure our Senior Notes and approximately $708 million aggregate principal amount issued to secure our pollution control obligations.

The information we are providing you in this prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents and the summary is qualified in its entirety by reference to the provisions of the Mortgage. You should consult the First Mortgage Bonds themselves, the Mortgage and other documents for more complete information on the First Mortgage Bonds. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we file with the SEC, which are incorporated by reference into this prospectus. The Mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for the provisions that apply to the First Mortgage Bonds. In the summary below, we have included references to applicable section numbers of the Mortgage so that you can easily locate these provisions.

The First Mortgage Bonds may from time to time, be issued in one or more series. You should consult the prospectus supplement relating to any particular issue of the First Mortgage Bonds for the following information:

•	the designation, series and aggregate principal amount of the First Mortgage Bonds;

•	the percentage of the principal amount for which we will issue and sell the First Mortgage Bonds;

•	the date of maturity for the First Mortgage Bonds;

•	the rate at which the First Mortgage Bonds will bear interest and the method of determining that rate;

•	the dates on which interest is payable;

•	the denominations in which we will authorize the First Mortgage Bonds to be issued, if other than $1,000 or integral multiples of $1,000;

•	whether we will offer the First Mortgage Bonds in the form of global bonds and, if so, the name of the depositary for any global bonds;

•	redemption terms; and

•	any other specific terms.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the Mortgage will not afford holders of the First Mortgage Bonds protection in the event we have a change in control.

Form and Exchanges

Unless otherwise specified in the applicable prospectus supplement, we will issue the First Mortgage Bonds as registered bonds without coupons. Holders may exchange them, free of charge, for other First Mortgage Bonds of different authorized denominations, in the same aggregate principal amount. Holders may also transfer the First Mortgage Bonds free of charge except for any stamp taxes or other governmental charges that may apply.

Interest and Payment

The prospectus supplement for any First Mortgage Bonds will state the interest rate, the method of determination of the interest rate, and the date on which interest is payable. Unless the prospectus supplement states otherwise, principal and interest will be paid at The Bank of New York in New York City.

We have agreed to pay interest on any overdue principal and, to the extent enforceable under law, on any overdue installment of interest on the First Mortgage Bonds at the rate of 6% annually. For more information, see Mortgage, Section 78.

Redemption and Purchase of First Mortgage Bonds

If the First Mortgage Bonds are redeemable, the redemption terms will appear in the prospectus supplement. We may declare redemptions on at least thirty (30) days notice

•	for the maintenance and replacement fund;

•	for the sinking fund if we chose to establish a sinking fund for a designated series of First Mortgage Bonds;

•	with certain deposited cash;

•	with the proceeds of released property; or

•	at our option, unless otherwise specified in the applicable supplemental Indenture and the prospectus supplement.

If we have not deposited the redemption funds with the Mortgage Trustee when we give notice of redemption, the redemption shall be subject to the deposit of those funds on or before the redemption date. Notice of redemption will not be effective unless the Mortgage Trustee has received the redemption funds.

Cash that is deposited under any Mortgage provisions may be applied to the purchase of First Mortgage Bonds of any series, with certain exceptions.

For more information, see Mortgage, Article X.

Maintenance and Replacement Fund

Each year we will spend 15% of our adjusted gross operating revenues for maintenance of and replacements for the mortgaged property and certain of our automotive equipment. If we spend more for these purposes in a given year, we may credit that amount against the 15% requirement in any subsequent year. If a regulatory authority does not permit us to spend as much as 15% of our adjusted gross revenues for these purposes, we will spend only the amount permitted. We may meet the annual requirements for the maintenance and replacement fund in any of the following ways:

•	by depositing cash with the Mortgage Trustee;

•	by certifying expenditures for maintenance and repairs;

•	by certifying gross property additions;

•	by certifying gross expenditures for certain automotive equipment; or

•	by taking credit for First Mortgage Bonds and prior lien bonds that have been retired.

Cash deposited with the Trustee to meet maintenance and replacement requirements

•	may be withdrawn on expenditures for gross property additions;

•	may be withdrawn on waiver of the right to issue First Mortgage Bonds; or

•	may be applied to the purchase or redemption of First Mortgage Bonds of any series we may designate.

For further discussion, see “Redemption and Purchase of First Mortgage Bonds” above.

We currently have the right to amend the Mortgage, at our sole discretion, to eliminate the maintenance and replacement fund payments with respect to any First Mortgage Bonds of the Twenty-third Series and any subsequently created series, including all series offered by this prospectus. No consent or other action by the holders of any such First Mortgage Bonds is required. For more information, see Mortgage, Section 38; Twenty-second Supplemental Indenture, Section 7.

Security

All First Mortgage Bonds are secured by the Mortgage, which constitutes, in the opinion of our counsel, a first mortgage lien on all our present properties. This lien is subject to:

•	leases of small portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

•	leases of certain property which we own but do not use in our electric utility business; and

•	certain excepted encumbrances, minor defects and irregularities.

This lien does not cover the following property:

•	merchandise, equipment, materials or supplies held for sale, and fuel, oil and similar consumable materials and supplies;

•	vehicles and automobiles;

•	cash, securities, receivables and all contracts, leases and operating agreements that are not pledged or required to be pledged; and

•	electric energy and other materials or products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course of business.

The Mortgage contains provisions subjecting to the lien of the Mortgage certain other property that is acquired after the date of the delivery of the Mortgage. These provisions for subjecting additional property to the lien of the Mortgage are limited in the case of consolidation, merger or sale of substantially all of our assets. For more information, see Mortgage, Article XV.

The Trustees will have a lien upon the mortgaged property, prior to the First Mortgage Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. For more information, see Mortgage, Section 96.

Issuance of Additional First Mortgage Bonds

We may issue an unlimited principal amount of First Mortgage Bonds under the Mortgage (except as described in the next paragraph). We may issue First Mortgage Bonds of any series from time to time based on any of the following:

•	70% of property additions after adjustments to offset retirement of property;

•	retirement of First Mortgage Bonds or prior lien bonds; or

•	deposit of cash.

With certain exceptions in the case of retirement of First Mortgage Bonds or prior lien bonds, we may issue First Mortgage Bonds only if adjusted net earnings for 12 out of the preceding 15 months, before interest and income taxes, is at least twice the annual interest requirements on, or at least 10% of the principal amount of, the sum of all First Mortgage Bonds outstanding at the time, including the additional First Mortgage Bonds we may issue under this shelf registration process or other First Mortgage Bonds we may issue in the future, and all indebtedness of prior or equal rank. Adjusted net earnings is net of provision for repairs, maintenance and retirement of property equal to the maintenance and replacement fund requirements for this period. Cash deposited for the issuance of First Mortgage Bonds may be withdrawn to the extent of 70% of property additions after adjustments to offset retirement of property or retirement of First Mortgage Bonds or prior lien bonds. For further discussion, see “Modification of the Mortgage” below.

Property additions must consist of electric property, or property used or useful in connection with electric property, acquired after December 31, 1939. Property additions may not include securities, vehicles or automobiles. We have reserved the right to amend the Mortgage, at our sole discretion, to make available as property additions any form of space satellites, including solar power satellites, space stations and other similar facilities. We estimate that, as of December 31, 2002, approximately $4.66 billion of net property additions were available for the issuance of First Mortgage Bonds. Therefore, using the 70% test described above, the available net property additions provide a basis for issuing approximately $3.26 billion of additional First Mortgage Bonds as of December 31, 2002. As of the date of this prospectus, we could issue approximately $1.63 billion based upon retirements of previously issued First Mortgage Bonds.

The Mortgage includes restrictions on the issuance of First Mortgage Bonds against property subject to liens and upon the increase of the amount of any liens. For more information, see Mortgage, Sections 4-7, 20-30 and 46; Twenty-third Supplemental Indenture, Section 5.

Dividend Restrictions

Unless otherwise specified in the prospectus supplement, in the case of First Mortgage Bonds issued under this shelf registration process, and so long as any First Mortgage Bonds are outstanding, cash dividends and distributions on our common stock, and purchases by us of our common stock, are restricted to aggregate net income available for them, since December 31, 1948, plus $3,000,000, less the amount of all preferred and common stock dividends and distributions, and all common stock purchases, since December 31, 1948.

No portion of our retained earnings at December 31, 2002 is restricted by this provision. For further discussion, see “Modification of the Mortgage” below.

Modification of the Mortgage

Bondholders’ rights may be modified with the consent of the holders of 70% of the First Mortgage Bonds. If less than all series of the First Mortgage Bonds are affected, the modification must also receive the consent of the holders of 70% of the First Mortgage Bonds of each series affected. We currently have the right to amend the Mortgage, at our sole discretion, to substitute 66 2/3% for the percentage requirements stated above. In general, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification (except as noted above), is effective against any holder of the First Mortgage Bonds without that holder’s consent. For more information, see Mortgage, Article XVIII; Thirteenth Supplemental Indenture, Section 5.

We may reserve the right to amend the Mortgage, at our sole discretion, for any of the following purposes:

•	to reduce the percentage of the holders of the First Mortgage Bonds who must consent to certain modifications of the Mortgage to a majority of the bondholders adversely affected;

•	to except from the lien of the Mortgage all property not funded or eligible to be funded under the Mortgage for the issuance of First Mortgage Bonds, the release of property or any other purpose under the Mortgage;

•	to ease the requirements of the net earnings test (see the first paragraph of the Section entitled “Issuance of Additional First Mortgage Bonds” above) by allowing the calculation to be made for 12 months within the last 18, rather than the last 15, months;

•	to allow the release of property from the lien of the Mortgage at cost or at the value of the property at the time it became funded property;

•	to simplify the release of unfunded property from the lien of the Mortgage, if after the release we will have at least one dollar ($1) in unfunded property remaining;

•	to increase the amount of funded property that may be released or retired on the basis of the retirement of First Mortgage Bonds from 100% to 143% of the principal amount of such First Mortgage Bonds; and

•	to eliminate the requirements regarding amounts to be accrued, expended or appropriated for maintenance or property retirements.

Additionally, we may choose to modify the dividend covenant applicable to a particular series of First Mortgage Bonds. See “Dividend Restrictions” above. The purpose for a modification of the applicable dividend covenant would be to provide that we may declare and pay dividends in cash or property on our common stock only out of surplus or out of net profits for the preceding fiscal year. Dividends may not be paid out of net profits, however, if our capital has been diminished to an extent specified in the Mortgage.

Defaults and Notice of Default

An “Event of Default” means, with respect to any series of First Mortgage Bonds, any of the following:

•	default in payment of principal of a series of First Mortgage Bonds when due and payable;

•	default for 30 days in payment of interest on a series of First Mortgage Bonds;

•	default in payment of interest on or principal of prior lien bonds continued beyond applicable grace periods, if any, specified in the prior lien securing such bond;

•	default for 60 days in payment installments of funds for retirement of First Mortgage Bonds, including the maintenance and replacement funds;

•	certain events in bankruptcy, insolvency or reorganization; and

•	default for 90 days after notice in performance of any other covenants.

For more information, see Mortgage, Section 65; Twentieth Supplemental Indenture, Article IV, Section 5.

If the Trustees deem it to be in the interest of the holders of the First Mortgage Bonds, they may withhold notice of default, except in payment of principal, interest or funds for retirement of First Mortgage Bonds. For more information, see Mortgage, Section 66; Third Supplemental Indenture, Section 15.

If a default occurs, the Trustee may (and, upon the written direction of the holders of a majority of the principal amount of outstanding First Mortgage Bonds, shall) and holders of 25% of the First Mortgage Bonds may declare all principal and interest immediately due and payable. If the default has been cured, however, the holders of a majority of the First Mortgage Bonds may annul the declaration and destroy its effect. For more information, see Mortgage, Section 67. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the holder has given the Trustees written notice of a default and unless the holders of 25% of the First Mortgage Bonds have requested the Trustees in writing to act and have offered the Trustees reasonable opportunity to act. For more information, see Mortgage, Section 80. The Trustees are not required to risk their funds or to incur personal liability if there is a reasonable ground for believing that repayment to the Trustees is not reasonably assured. For more information, see Mortgage, Section 94. Holders of a majority of the First Mortgage Bonds may establish the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees. For more information, see Mortgage, Section 71.

Evidence to Be Furnished to the Mortgage Trustee Under the Mortgage

We will demonstrate compliance with Mortgage provisions by providing written statements to the Mortgage Trustee from our officers or persons we select. For instance, we may select an engineer to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings certificate, or counsel regarding property titles and compliance with the Mortgage generally. In certain major matters, applicable law requires that an accountant or engineer must be independent. (See Section 314(d) of the Trust Indenture Act.) We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the Mortgage.

Concerning the Mortgage Trustee

In the normal course of business, the Mortgage Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking and securities underwriting services to us and our affiliates.

DESCRIPTION OF SENIOR NOTES

General

We may issue one or more new series of Senior Notes under the Indenture (For Senior Notes), dated as of March 1, 1999, as supplemented and amended (the “Senior Note Indenture”), between us and The Bank of New York, as trustee (the “Senior Note Trustee”). The information we are providing you in this prospectus concerning the Senior Note Indenture and related documents is only a summary of the information provided in those documents and the summary is qualified in its entirety by reference to the provisions of the Senior Note Indenture. You should consult the Senior Notes themselves, the Senior Note Indenture, any indentures supplemental to the Senior Note Indenture and other documents for more complete information on the Senior Notes. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we file with the SEC, which are incorporated by reference into this prospectus. The Senior Note Indenture has been qualified under the Trust Indenture Act and you should refer to the Trust Indenture Act for the provisions that apply to the Senior Notes. In the summary below, we have included references to applicable section numbers of the Senior Note Indenture so that you can easily locate these provisions.

Until the Release Date (defined below), all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information, see “Security” and “Release Date” below.

On the Release Date, the Senior Notes

•	will cease to be secured by First Mortgage Bonds;

•	will become our unsecured obligations; and

•	will rank as equal with our other unsecured indebtedness, including senior Debt Securities.

The Senior Note Indenture provides that, in addition to the Senior Notes offered under this shelf registration process, additional Senior Notes may be issued later, without limitation as to aggregate principal amount. Before the Release Date, however, the amount of Senior Notes that we may issue cannot exceed the amount of First Mortgage Bonds that we are able to issue under the Mortgage. As of the date of this prospectus, we had $700 million aggregate principal amount of Senior Notes outstanding. For more information, see “Description of First Mortgage Bonds—Issuance of Additional First Mortgage Bonds” above.

Provisions of a Particular Series

The Senior Notes may from time to time, be issued in one or more series. You should consult the prospectus supplement relating to any particular issue of Senior Notes for the following information:

•	the title of the Senior Notes;

•	any limit on aggregate principal amount of the Senior Notes or the series of which they are a part;

•	the date on which the principal of the Senior Notes will be payable;

•	the rate, including the method of determination if applicable, at which the Senior Notes will bear interest, if any; and

—the date from which any interest will accrue;

—the dates on which we will pay interest; and

—the record date for any interest payable on any interest payment date;

•	the place where

—the principal of, premium, if any, and interest on the Senior Notes will be payable;

—you may register transfer of the Senior Notes;

—you may exchange the Senior Notes;

—you may serve notices and demands upon us regarding the Senior Notes;

•	the Security Registrar for the Senior Notes and whether the principal of the Senior Notes is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Senior Notes;

•	the terms and conditions upon which the Senior Notes must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the denominations in which we may issue Senior Notes;

•	the manner in which we will determine any amounts payable on the Senior Notes which are to be determined with reference to an index or other fact or event ascertainable outside the Senior Note Indenture;

•	the currency, if other than United States currency, in which payments on the Senior Notes will be payable;

•	terms according to which elections can be made by us or the holder regarding payments on the Senior Notes in currency other than the currency in which the notes are stated to be payable;

•	the portion of the principal amount of the Senior Notes payable upon declaration of acceleration of their maturity;

•	if payments are to be made on the Senior Notes in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the terms applicable to any rights to convert Senior Notes into or exchange them for our securities or those of any other entity;

•	if we issue Senior Notes as global securities,

—any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—any limitations on the right to obtain definitive certificates for the Senior Notes; and

—any other matters incidental to the Senior Notes;

•	whether we are issuing the Senior Notes as bearer securities;

•	any limitations on transfer or exchange of Senior Notes or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of Business Day with respect to the Senior Notes;

•	any addition to the Events of Default applicable to any Senior Notes and any additions to our covenants for the benefit of the holders of the Senior Notes;

•	if we are issuing any Senior Notes prior to the Release Date, the designation of the series of Senior Note First Mortgage Bonds (defined below) to be delivered to the Senior Note Trustee for security for the Senior Notes;

•	any other terms of the Senior Notes not inconsistent with the provisions of the Senior Note Indenture; and

•	any other collateral security, assurance or guarantee for the Senior Notes.

For more information, see Section 301 of the Senior Note Indenture.

Senior Notes may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations which may apply to Senior Notes sold at an original issue discount or denominated in a currency other than United States dollars.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the Senior Note Indenture will not afford holders of Senior Notes protection in the event we have a change in control or are involved after the Release Date in a highly-leveraged transaction.

Security

Until the Release Date, described in the following section, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information on the First Mortgage Bonds, see “Description of First Mortgage Bonds” above. When we issue a series of Senior Notes prior to the Release Date, we will simultaneously issue and deliver to the Senior Note Trustee, as security for all of the Senior Notes, a series of Senior Note First Mortgage Bonds. These First Mortgage Bonds will have the same stated interest rate—or interest calculated in the same manner—interest payment dates, stated maturity and redemption provisions, and will be in the same aggregate principal amount as the series of Senior Notes we are issuing. For more information, see Sections 401, 402 and 403 of the Senior Note Indenture. Payments we make to the Senior Note Trustee on a series of Senior Notes will satisfy our obligations with respect to the corresponding payments due on the related series of Senior Note First Mortgage Bonds.

Each series of Senior Note First Mortgage Bonds will be a series of First Mortgage Bonds, all of which are secured by a lien on certain property we own. For more discussion of the lien, see “Description of First Mortgage Bonds—Security” above. In certain circumstances prior to the Release Date, we may reduce the aggregate principal amount of Senior Note First Mortgage Bonds held by the Senior Note Trustee. In no event, however, may we reduce that amount to an amount lower than the aggregate outstanding principal amount of the Senior Notes then outstanding. For more information, see Section 409 of the Senior Note Indenture. Following the Release Date, we will close the Mortgage and not issue any additional First Mortgage Bonds under the Mortgage. For more information, see Section 403 of the Senior Note Indenture.

Release Date

ON THE RELEASE DATE THE SENIOR NOTE FIRST MORTGAGE BONDS WILL NO LONGER SECURE THE SENIOR NOTES, AND THE SENIOR NOTES WILL BECOME OUR UNSECURED GENERAL OBLIGATIONS. For more information, see Section 407 of the Senior Note Indenture. The “Release Date” means the date as of which all First Mortgage Bonds, other than Senior Note First Mortgage Bonds, and other than outstanding First Mortgage Bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, have been retired through payment, redemption, or otherwise at, before or after their maturity, provided that no default or Event of Default has occurred and is continuing. In the preceding sentence the following terms have the meanings indicated:

•	“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

•	“Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

The Senior Note Trustee will give the Senior Note holders notice when the Release Date occurs. See “Description of Senior Notes—Defeasance” below for a discussion of another situation in which outstanding Senior Notes would not be secured by Senior Note First Mortgage Bonds.

Form, Exchange, and Transfer

Unless the applicable prospectus supplement states otherwise, we will issue Senior Notes only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the Senior Note Indenture.

Holders may present Senior Notes for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Security Registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the Senior Note Indenture and applicable limitations for global securities. We may designate ourselves the Security Registrar. No charge will be made for any registration of transfer or exchange of Senior Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Security Registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the Senior Note Indenture.

The applicable prospectus supplement will state the name of any Transfer Agent, in addition to the Security Registrar initially designated by the Company for any Senior Notes. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Senior Notes of each series. For more information, see Section 702 of the Senior Note Indenture.

We will not be required to

•	issue, register the transfer of, or exchange any Senior Note or any Tranche of any Senior Note during a period of 15 days immediately preceding the day of the mailing of a notice of redemption of any Senior Note called for redemption; or

•	register the transfer of, or exchange any Senior Note selected for redemption except the unredeemed portion of any Senior Note being partially redeemed.

For more information, see Section 305 of the Senior Note Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement states otherwise, we will pay interest on a Senior Note on any interest payment date to the person in whose name the Senior Note is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the Senior Note Indenture.

Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Senior Notes at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Senior Note Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Senior Notes of each series. Any other Paying Agents initially designated by us for the Senior Notes of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Senior Notes of a particular series. For more information, see Section 702 of the Senior Note Indenture.

All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Senior Note which remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Senior Note may look only to us for these payments. For more information, see Section 703 of the Senior Note Indenture.

Redemption

You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Senior Notes. Except for the provisions in the applicable prospectus supplement regarding Senior Notes redeemable at the holder’s option, Senior Notes may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all the Senior Notes of a series, or any Tranche of a series, are to be redeemed, the Senior Notes to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Senior Note Trustee will select a fair and appropriate method of random selection. For more information, see Sections 503 and 504 of the Senior Note Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal and any premium and interest on the Senior Notes; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Senior Note.

For more information, see Section 504 of the Senior Note Indenture.

Consolidation, Merger, and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our property and assets,

—is organized and validly existing under the laws of any domestic jurisdiction;

—expressly assumes our obligations on the Senior Notes and under the Senior Note Indenture; and

—prior to the Release Date, expressly assumes our obligations under the Senior Note First Mortgage Bonds and under the Mortgage;

•	immediately after the transaction becomes effective, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and

•	we will have delivered to the Senior Note Trustee an officer’s certificate and opinion of counsel as provided in the Senior Note Indenture.

For more information, see Section 1201 of the Senior Note Indenture.

Events of Default

“Event of Default” under the Senior Note Indenture with respect to Senior Notes of any series means any of the following:

•	failure to pay any interest due on the Senior Notes within 30 days;

•	failure to pay principal or premium when due on a Senior Note;

•	breach of or failure to perform any other covenant or warranty in the Senior Note Indenture with respect to the particular series of Senior Notes for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Senior Note Trustee, or we and the Senior Note Trustee receive notice from the holders of at least 33% in principal amount of the Senior Notes of that series outstanding under the Senior Note Indenture according to the provisions of the Senior Note Indenture;

•	prior to the Release Date, the occurrence of a default under the Mortgage (see “Description of First Mortgage Bonds—Events of Default” above);

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default set forth in the applicable prospectus supplement.

For more information, see Section 901 of the Senior Note Indenture.

An Event of Default with respect to a particular series of Senior Notes does not necessarily constitute an Event of Default with respect to the Senior Notes of any other series issued under the Senior Note Indenture.

If an Event of Default with respect to a particular series of Senior Notes occurs and is continuing, either the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all of the Senior Notes of that series to be due and payable immediately. If the Senior Notes of that series are discount notes or similar Senior Notes, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Senior Notes—including all Events of Default relating to bankruptcy, insolvency or reorganization—the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of all series, considered together, may declare an acceleration of the principal amount of all Senior Notes. In the event of an acceleration prior to the Release Date with respect to all Senior Notes, the Trustee will make a demand for acceleration of all amounts due under all of the Senior Note First Mortgage Bonds, but this demand will only result in such an acceleration if allowed by the acceleration provisions of the Mortgage.

At any time after a declaration of acceleration with respect to the Senior Notes of a particular series, and before a judgment or decree for payment of the money due has been obtained, and before the acceleration of the Senior Note First Mortgage Bonds, the Event or Events of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

•	we have paid or deposited with the Senior Note Trustee a sum sufficient to pay

—all	overdue interest on all Senior Notes of the particular series;

—the principal of and any premium on any Senior Notes of that series which have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Senior Notes;

—interest upon overdue interest at the rate prescribed in the Senior Notes, to the extent payment is lawful;

—all amounts due to the Senior Note Trustee under the Senior Note Indenture; and

•	any other Event of Default with respect to the Senior Notes of the particular series, other than the failure to pay the principal of the Senior Notes of that series which has become due solely by the declaration of acceleration, has been cured or waived as provided in the Senior Note Indenture.

For more information, see Section 902 of the Senior Note Indenture.

The Senior Note Indenture includes provisions as to the duties of the Senior Note Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless those holders have offered to the Senior Note Trustee reasonable indemnity. For more information, see Section 1003 of the Senior Note Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Senior Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee, with respect to the Senior Notes of that series. For more information, see Section 912 of the Senior Note Indenture.

No Senior Note holder may institute any proceeding regarding the Senior Note Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Senior Note Indenture unless

•	the holder has previously given to the Senior Note Trustee written notice of a continuing Event of Default of that particular series,

•	the holders of a majority in principal amount of the outstanding Senior Notes of all series with respect to which an Event of Default is continuing have made a written request to the Senior Note Trustee, and have offered reasonable indemnity to the Senior Note Trustee to institute the proceeding as trustee, and

•	the Senior Note Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Senior Notes of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 907 of the Senior Note Indenture.

The preceding limitations do not apply, however, to a suit instituted by a Senior Note holder for the enforcement of payment of the principal of or any premium, if any, or interest on the Senior Note on or after the applicable due date stated in the Senior Note. For more information, see Section 908 of the Senior Note Indenture.

We must furnish annually to the Senior Note Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the Senior Note Indenture. Our compliance is to be determined without regard to any grace period or notice requirement under the Senior Note Indenture. For more information, see Section 706 of the Senior Note Indenture.

Modification and Waiver

The Company and the Senior Note Trustee, without the consent of the holders of the Senior Notes, may enter into one or more supplemental Senior Note Indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Senior Note Indenture and the Senior Notes;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Senior Notes or to surrender any right or power conferred upon us by the Senior Note Indenture;

•	to add any additional Events of Default;

•	to change or eliminate any provision of the Senior Note Indenture or add any new provision to it (but if this action will adversely affect the interests of the holders of any particular series of Senior Notes in any material respect, the action will become effective with respect to that series only when there is no Senior Note of that series remaining outstanding under the Senior Note Indenture);

•	to provide collateral security for the Senior Notes;

•	to establish the form or terms of Senior Notes according to the provisions of the Senior Note Indenture;

•	to evidence the acceptance of appointment of a successor Senior Note Trustee under the Senior Note Indenture with respect to one or more series of the Senior Notes and to add to or change any of the provisions of the Senior Note Indenture as necessary to provide for the administration of the trusts under the Senior Note Indenture by more than one trustee;

•	to provide for the procedures required to permit using a noncertificated system of registration for any Senior Notes series;

•	to change any place where

—the principal of and any premium and interest on any Senior Notes is payable,

—any Senior Notes may be surrendered for registration of transfer or exchange, or

—notices and demands to or upon us regarding Senior Notes and the Senior Note Indenture may be served; or

•	to cure any ambiguity or inconsistency (but any of these changes or additions will not adversely affect the interests of the holders of Senior Notes of any series in any material respect).

For more information see Section 1301 of the Senior Note Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Senior Notes of any series may waive

•	compliance by us with certain provisions of the Senior Note Indenture (see Section 707 of the Senior Note Indenture); and

•	any past default under the Senior Note Indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the Senior Note Indenture that cannot be modified or amended without consent of the holder of each outstanding Senior Note of the series affected (see Section 913 of the Senior Note Indenture).

The Trust Indenture Act may be amended after the date of the Senior Note Indenture to require changes to the Senior Note Indenture. In this event, the Senior Note Indenture will be deemed to have been amended so as to effect the changes, and we and the Senior Note Trustee may, without the consent of any holders, enter into one or more Supplemental Senior Note Indentures to evidence or effect the amendment. For more information, see Section 1301 of the Senior Note Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes, considered as one class, is required to change in any manner the Senior Note Indenture pursuant to one or more supplemental Senior Note Indentures. If less than all of the series of Senior Notes outstanding are directly affected by a proposed supplemental Senior Note Indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all series directly affected, considered as one class, will be required. Furthermore, if the Senior Notes of any series have been issued in more than one Tranche and if the proposed supplemental Senior Note Indenture directly affects the rights of the holders of one or more, but not all Tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all Tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

•	may not, without the consent of the holder of the Senior Note

—change the maturity of the principal of, or any installment of principal of or interest on, any Senior Note,

—reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest,

—reduce any premium payable upon the redemption of the Senior Note,

—reduce the amount of the principal of any Senior Note originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity,

—change the currency or other property in which a Senior Note or premium or interest on a Senior Note is payable,

—impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date) of any Senior Note; or

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental Senior Note Indenture, or for any waiver of compliance with any provision of or any default under the Senior Note Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Senior Note of each series or Tranche effected;

•	may not prior to the Release Date

—impair the interest of the Senior Note Trustee in the Senior Note First Mortgage Bonds,

—reduce the principal amount of any series of Senior Note First Mortgage Bonds to an amount less than that of the related series of Senior Notes, or

—alter the payment provisions of the Senior Note First Mortgage Bonds in a manner adverse to the holders of the Senior Notes; and

•	may not modify provisions of the Senior Note Indenture relating to supplemental Senior Note Indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Notes of any series, or any Tranche of a series, without the consent of the holder of each outstanding Senior Note affected.

A supplemental Senior Note Indenture will be deemed not to affect the rights under the Senior Note Indenture of the holders of any series or Tranche of the Senior Notes if the supplemental Senior Note Indenture

•	changes or eliminates any covenant or other provision of the Senior Note Indenture expressly included solely for the benefit of one or more other particular series of Senior Notes or Tranches of them; or

•	modifies the rights of the holders of Senior Notes of any other series or Tranches with respect to any covenant or other provision.

For more information, see Section 1302 of the Senior Note Indenture.

If we solicit from holders of the Senior Notes any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Senior Notes have authorized the action. For that purpose, the outstanding Senior Notes shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Senior Note Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the Senior Note Indenture.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any Senior Note, or portion of the principal amount of a Senior Note, will be deemed to have been paid for purposes of the Senior Note Indenture, and, at our election, our entire indebtedness in respect to the Senior Note, or portion of it, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Senior Note Trustee or any Paying Agent other than us in trust money, certain Eligible Obligations, or a combination of the two, sufficient to pay principal of, any premium and interest due and to become due on the Senior Note or portion of it. For more information, see Section 801 of the Senior Note Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in these obligations or in any specific interest or principal payments due in respect to those obligations.

Resignation of Senior Note Trustee

The Senior Note Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Senior Notes delivered to the Senior Note Trustee and us. No resignation or removal of the Senior Note Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Senior Note Indenture. So long as no Event of Default or event which would become an Event of Default has occurred and is continuing, and except with respect to a Senior Note Trustee appointed by an action of the holders, if we have delivered to the Senior Note Trustee a resolution of our Board of Directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Senior Note Indenture, the Senior Note Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Senior Note Indenture. For more information, see Section 1010 of the Senior Note Indenture.

Notices

We will give notices to holders of Senior Notes by mail to their addresses as they appear in the Security Register. For more information, see Section 106 of the Senior Note Indenture.

Title

The Senior Note Trustee and its agents, and we and our agents, may treat the person in whose name a Senior Note is registered as the absolute owner of that Note, whether or not that Senior Note may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the Senior Note Indenture.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the Senior Note Indenture.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms of the Debt Securities offered through this prospectus. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Debt Securities will be issued under the Indenture (For Debt Securities), dated as of October 28, 1999, between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, or one or more additional indentures for Debt Securities between us and a trustee elected by us. The Indenture (For Debt Securities) appears in a prior registration statement of ours and is incorporated by reference into the registration statement of which this prospectus is a part. The form of any additional indenture, between us and a trustee which we will name, under which we may issue Debt Securities is filed as an exhibit to the registration statement. The form of debt securities indenture includes optional provisions that will appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In this prospectus we refer to each of the Indenture (For Debt Securities) and the form of indenture for Debt Securities, as applicable, as the “Debt Securities Indenture.” We refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.”

We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement. The summary that follows is not complete and the summary is qualified in its entirety by reference to the provisions of the applicable Debt Securities Indenture. You should consult the Debt Securities themselves, the Debt Securities Indenture, any supplemental indentures, officers’ certificate, and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we file with the SEC, which are incorporated by reference into this prospectus. The Indenture (for Debt Securities) dated October 28, 1999 has been, and any future Debt Securities Indenture will be, qualified under the Trust Indenture Act and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.

General

The Debt Securities offered by this prospectus will be our direct unsecured general obligations. The prospectus supplement applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be subordinated obligations of our company. In the following discussion, we refer to any of these subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue.

Provisions of a Particular Series

The Debt Securities may from time to time, be issued in one or more series. You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information:

•	the title of the Debt Securities;

•	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

•	the date on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

—the date from which any interest will accrue;

—the dates on which we will pay interest; and

—the record date for any interest payable on any interest payment date;

•	the place where

—the principal of, premium, if any, and interest on the Debt Securities will be payable;

—you may register transfer of the Debt Securities;

—you may exchange the Debt Securities; and

—you may serve notices and demands upon us regarding the Debt Securities;

•	the Security Registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities;

•	the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the denominations in which we may issue Debt Securities;

•	the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•	the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	if we issue Debt Securities as global securities,

—any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—any limitations on the right to obtain definitive certificates for the Debt Securities; and

—any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer securities;

•	any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any credit enhancement applicable to the Debt Securities;

•	any addition to the Events of Default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Subordination

The applicable prospectus supplement may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities.

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if

•	any Senior Indebtedness is not paid when due,

•	any applicable grace period with respect to default in payment of any Senior Indebtedness has ended, and the default has not been cured or waived, or

•	the maturity of any Senior Indebtedness has been accelerated because of a default.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

As defined in the Subordinated Debt Securities Indenture, the term “Senior Indebtedness” means

•	obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Securities Indenture) of, or guaranteed or assumed by, us

—for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities); or

—for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Securities Indenture or subsequently incurred by us.

The Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Form, Exchange and Transfer

Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.

The applicable prospectus supplement will state the name of any Transfer Agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

We will not be required to

•	issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period of 15 days immediately preceding the mailing of a notice of redemption of any Debt Securities called for redemption; or

•	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.

All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets

—is organized and validly existing under the laws of any domestic jurisdiction; and

—expressly assumes our obligations on the Debt Securities and under the applicable indentures;

•	immediately after the transaction becomes effective, no Event of Default, and no event that would become an Event of Default, shall have occurred and be continuing; and

•	we will have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.

Events of Default

“Event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on Debt Securities of that series within 30 days;

•	failure to pay principal or premium when due on any Debt Security of that series;

•	breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default set forth in the applicable prospectus supplement.

For more information, see Section 801 of the applicable Debt Securities Indenture.

An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an Event of Default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all Events of Default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay

—all overdue interest on all Debt Securities of the particular series;

—the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

—interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—all amounts due to the Debt Securities Trustee under the applicable indenture; and

•	any other Event of Default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity. For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing Event of Default of that particular series;

•	the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an Event of Default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•	the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional Events of Default;

•	to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•	to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a noncertificated system of registration for any series of Debt Securities;

•	to change any place where

—the principal of and any premium and interest on any Debt Securities are payable,

—any Debt Securities may be surrendered for registration of transfer or exchange or

—notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive

•	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

•	any past default under the applicable indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).

The Trust Indenture Act may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes; and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

•	may not, without the consent of the holder of each outstanding Debt Security affected

—change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—reduce any premium payable upon the redemption of the Debt Securities;

—reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•	may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture

•	changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any Paying Agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no Event of Default or event that would become an Event of Default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the security register. For more information, see Section 106 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.

Governing Law

The Debt Securities Indentures and the Debt Securities, including any Subordinated Debt Securities Indentures and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

GLOBAL SECURITIES

We may issue some or all of the First Mortgage Bonds, Senior Notes or Debt Securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security

•	will not be entitled to have the global security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any indenture; or

•	any agent of any of the above.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly through a limited number of institutional purchasers or to a single purchaser; or

•	through agents.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including

•	the names of any underwriters, dealers or agents;

•	the purchase price and the net proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed, re-allowed or paid to dealers.

We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement states otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.

Agents and underwriters may be entitled, under agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Frank A. Schiller, Vice President of Progress Energy Service Company, LLC and counsel to Progress Energy Carolinas, Inc., and Hunton & Williams, our outside counsel, will issue opinions about the legality of the offered securities for us. Any underwriters will be advised about issues relating to any offering by their legal counsel, Dewey Ballantine LLP of New York, New York. As of February 28, 2003, Mr. Schiller owned 8,422 shares of Progress Energy, Inc. common stock. Mr. Schiller is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

$600,000,000

Carolina Power & Light Company d/b/a

Progress Energy Carolinas, Inc.

First Mortgage Bonds

$400,000,000 5.125% Series due 2013

$200,000,000 6.125% Series due 2033

Prospectus Supplement

September 8, 2003

Joint Book-Running Managers

Banc of America Securities LLC

JPMorgan

Deutsche Bank Securities

Scotia Capital

SunTrust Robinson Humphrey

Morgan Stanley